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                                     FORM 15

                        SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-52263*


                           MICHAEL PETROLEUM CORPORATION
              (Exact name of registrant as specified in its charter)
 13101 Northwest Freeway, Suite 320, Houston, Texas, 77040, (713) 895-0909 x18
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     NONE*
           (Title of each class of securities covered by this Form)

                                     NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [X]
          Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date: 12

   Pursuant to the requirements of the Securities Exchange Act of 1934, Michael Petroleum Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 1, 2000                     MICHAEL PETROLEUM CORPORATION



                                            By:    /s/ Robert Swanson
                                               --------------------------------
                                            Name:  Robert Swanson
                                                 ------------------------------
                                            Title: Vice President
                                                  -----------------------------

* The Commission File Number refers to a Form S-4 Registration Statement filed by the Registrant under the Securities Act of 1933 which was declared effective on July 22, 1998.